EXHIBIT 99.2

Platform Specialty Products Corporation Announces Closing of Public Offering of Common Stock and Exercise in Full of Underwriters' Option to Purchase Additional Shares

MIAMI, Nov. 17, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform") today announced the closing of its previously-announced underwritten public offering of 16,445,000 shares of its common stock at a public offering price of $24.50 per share. This number of shares includes 2,145,000 shares sold to the underwriters upon exercise in full of their option to purchase additional shares. This offering resulted in gross proceeds to Platform of approximately $403 million, before deducting underwriting discounts and commissions and offering expenses payable by Platform. All of the shares of common stock sold in the offering were sold by Platform.

Platform intends to use the net proceeds from the offering to fund a portion of the acquisition consideration and related fees and expenses of the previously-announced acquisition by Platform of Arysta LifeScience Limited, with any remaining net proceeds for general corporate purposes. In the event the Arysta acquisition is not completed, Platform intends to use the net proceeds of this offering for working capital and other general corporate purposes, which may include the funding of other acquisitions.

Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Nomura Securities International, Inc. and UBS Securities LLC acted as joint book-running managers for the offering and BTIG, LLC, CJS Securities, Inc., CRT Capital Group LLC, Macquarie Capital (USA) Inc. and Wells Fargo Securities, LLC acted as co-managers for the offering.

A registration statement on Form S-1 relating to the shares of common stock offered in the public offering described above was declared effective by the Securities and Exchange Commission (the "SEC") on November 10, 2014. The offering of these securities were made only by means of a prospectus. A final prospectus dated November 12, 2014 related to the offering is available on the SEC's website at www.sec.gov. Copies of the final prospectus may also be obtained by contacting Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or by email at Barclaysprospectus@broadridge.com or by telephone at (888) 603-5847 or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department at One Madison Avenue, New York, NY 10010; or by email at newyork.prospectus@creditsuisse.com; or by telephone at (800) 221-1037.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling. More on Platform is available at www.platformspecialtyproducts.com.

Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's anticipated use of proceeds and Platform's ability to close the acquisition of Arysta LifeScience Limited. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, market and other general economic conditions and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. Investors should refer to the risk factors set forth in the registration statement filed by Platform with the SEC on November 3, 2014, as amended, and in the final prospectus and periodic reports and other documents filed by Platform with the SEC, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2014 and September 30, 2014.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         Platform Specialty Products Corporation- CFO
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368